Exhibit 5.1

Mitchell Silberberg & Knupp llp

A Law Partnership Including Professional Corporations

April 20, 2018

Inpixon
2479 E. Bayshore Road, Suite 195

Palo Alto, California 94303

Re:	Inpixon Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Inpixon, a Nevada corporation (the “Company”), in connection with the preparation and filing with the United States Securities and Exchange Commission (the “Commission”) of (i) a Registration Statement on Form S-3 (Registration No. 333-204159), as amended (the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), (ii) a base prospectus, dated May 28, 2015 (the “Base Prospectus”), (iii) a preliminary prospectus supplement, dated April 19, 2018, filed with the Commission pursuant to Rule 424(b) under the Securities Act, including any documents incorporated therein by reference (the “Preliminary Prospectus Supplement”), and (iv) a prospectus supplement, dated April 20, 2018, filed with the Commission pursuant to Rule 424(b) under the Securities Act, including any documents incorporated therein by reference (the “Prospectus Supplement” and together with the Base Prospectus and the Preliminary Prospectus Supplement, the “Prospectus”), relating to the registration of up to 10,415 units (the “Units”) comprised of (a) one (1) share (each, a “Share” and collectively, the “Preferred Shares”) of the Company’s Series 4 Convertible Preferred Stock, par value $0.001 per share (the “Preferred Stock”), convertible into shares (the “Conversion Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) and (b) one (1) Warrant (each, a “Warrant” and collectively, the “Warrants”) to purchase shares of Common Stock in an aggregate amount equal to the number of shares of Common Stock into which the Preferred Shares are convertible at an exercise price of $0.67 per share. The Units, the Preferred Shares, the Conversion Shares, the Warrants and the shares of Common Stock issuable upon the exercise of the Warrants (the “Warrant Shares”) are collectively referred to herein as the “Securities.” The Securities are to be sold pursuant to a securities purchase agreement, dated as of April 20, 2018 (the “Securities Purchase Agreement”), between the Company and the purchasers signatory thereto. On April 20, 2018, the Company filed with the Nevada Secretary of State a Certificate of Designation of Preferences, Rights and Limitations of Series 4 Convertible Preferred Stock establishing the preferences, rights and limitations of the Preferred Stock (the “Certificate of Designation”).

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of specimen Common Stock certificates, the Securities Purchase Agreement, the Certificate of Designation, the Warrants, the Registration Statement and the Prospectus as well as the articles of incorporation and bylaws of the Company as in effect on the date hereof, and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that: (i) the Units, when issued, delivered and paid for pursuant to the terms of the Securities Purchase Agreement and the Prospectus, will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; (ii) the shares of Preferred Stock have been duly authorized and the Preferred Shares, when issued against payment therefor pursuant to the Prospectus, the terms of the Securities Purchase Agreement and in accordance with the Certificate of Designation, will be validly issued, fully paid and non-assessable; (iii) the Conversion Shares, when issued and delivered upon the valid conversion of the Preferred Shares in accordance with the Certificate of Designation, will be validly issued, fully paid and non-assessable; (iv) the Warrants, when issued, delivered and paid for pursuant to the terms of the Securities Purchase Agreement and the Prospectus, will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; and (v) the Warrant Shares, when issued in accordance with the terms of the Warrants against payment therefor as set forth in the Warrants, will be validly issued, fully paid and non-assessable.

The opinions expressed above are subject to the following additional exceptions, qualifications, limitations and assumptions:

A. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and the Nevada Revised Statutes. This opinion is limited to the effect of the current state of the laws of the State of New York, the laws of the State of Nevada and the facts stated herein as they currently exist.

B. The opinions in clauses (i) and (iv) above are subject to (a) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (b) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K, dated April 20, 2018, which is incorporated by reference in the Registration Statement and to the use of our name wherever it appears in the Registration Statement and the Prospectus. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Sincerely yours,

/s/ Mitchell Silberberg & Knupp LLP